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                                                                  EXHIBIT 99.3.1



     FORM OF LETTER TO REGISTERED HOLDERS AND THE DEPOSITORY TRUST COMPANY
                   PARTICIPANTS FOR BROADBAND ELIGIBLE NOTES


                                   AT&T CORP.

                   OFFER TO EXCHANGE AND CONSENT SOLICITATION
                              FOR ITS OUTSTANDING


               7.00% NOTES DUE MAY 15, 2005 (CUSIP NO. 001957AS8)


                   7.50% NOTES DUE 2006 (CUSIP NO. 001957AP4)


              7.75% NOTES DUE MARCH 1, 2007 (CUSIP NO. 001957AR0)

                   6.00% NOTES DUE 2009 (CUSIP NO. 001975AV1)
          8.125% DEBENTURES DUE JANUARY 15, 2022 (CUSIP NO. 001957AJ8)
           8.125% DEBENTURES DUE JULY 15, 2024 (CUSIP NO. 001957AK5)
                8.35% DEBENTURES DUE 2025 (CUSIP NO. 001957AQ2)
          8.625% DEBENTURES DUE DECEMBER 1, 2031 (CUSIP NO. 001957AL3)

            PURSUANT TO ITS EXCHANGE OFFER AND CONSENT SOLICITATION
              DESCRIBED IN THE PROSPECTUS DATED             , 2002

To Registered Holders and The Depository Trust Company Participants:

     Enclosed herewith are copies of the following documents relating to AT&T Corp.'s (the "Company") exchange offer and consent solicitation with respect to its above-listed securities (the "Broadband Eligible Notes"):

     1. Prospectus dated           , 2002;

     2. Letter of Transmittal and Consent;

     3. Notice of Guaranteed Delivery;

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     5. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

     6. Letter which may be sent to your clients for whose account you hold Broadband Eligible Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the exchange offer and consent solicitation.


     The Prospectus dated           , 2002 (the "Prospectus") and related Letter
of Transmittal and Consent (the "Letter of Transmittal") together constitute the "Exchange Offer." Pursuant to the Exchange Offer, the Company is offering to exchange for the Broadband Eligible Notes a like principal amount of new notes (the "Broadband Exchange Notes"). Only up to the relevant proration percentage of each series of Broadband Eligible Notes set forth on the cover of the Prospectus will be accepted for exchange in the Exchange Offer, as described in the Prospectus under "Description of the Exchange Offer -- Proration." The Broadband Exchange Notes will be issued by the Company and AT&T Broadband Corp. ("Broadband") and except as described in the Prospectus will have substantially identical terms to the Broadband Eligible Notes as amended by the note amendment described below. Upon and subject to consummation of the combination of Comcast Corporation and the AT&T broadband business (the "AT&T Comcast Transaction", as defined in the Prospectus), the Broadband Exchange Notes will be mandatorily exchanged, at the applicable exchange ratio determined as set forth in the
Prospectus, for      % Notes Due 2013 or      % Notes Due 2022, as applicable,
that will be primary obligations solely of Broadband, and that will be fully and unconditionally guaranteed by Comcast Cable Communications, Inc., AT&T Comcast Corporation,

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MediaOne Group, Inc. and AT&T Broadband, LLC, as described in the Prospectus under "Description of the Broadband Exchange Notes -- Mandatory Exchange Upon Completion of the AT&T Comcast Transaction."

     In order to participate in the Exchange Offer, holders of Broadband Eligible Notes will be required to consent to the proposed amendment (the "Note Amendment") described in the Prospectus under "Description of the Note Amendment" to the indenture, dated as of September 7, 1990, between the Company and The Bank of New York, as trustee, as amended, under which the Broadband Eligible Notes were issued, with respect to all or any portion of tendered Broadband Eligible Notes accepted for exchange in the Exchange Offer, upon the terms and subject to the conditions set forth in the Exchange Offer. The proper completion, execution and delivery of the Letter of Transmittal will constitute a consent to the Note Amendment.

     Pursuant to the Letter of Transmittal, each holder of Broadband Eligible Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, and (ii) if the tendering holder is a broker-dealer that will receive Broadband Exchange Notes for its own account in exchange for Broadband Eligible Notes, we will represent on behalf of such broker-dealer that the Broadband Eligible Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Broadband Exchange Notes or New Broadband Notes received in exchange for such Broadband Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Broadband Notes, such broker-dealer is not agreeing that it may be deemed to be an "underwriter" within the meaning of the Securities Act. The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Broadband Eligible Notes for you to make the foregoing representations.

     The Exchange Offer is subject to various conditions set forth in the Prospectus, including that no Broadband Eligible Notes of a series will be accepted for exchange in the Exchange Offer unless more than 50% of the principal amount of that series of Broadband Eligible Notes has been validly tendered and not withdrawn by the expiration of the Exchange Offer for that series.

     As described in the Prospectus, the Company will pay fees to the dealer managers, the Exchange Agent, the Luxembourg Exchange Agent and the Information Agent in connection with the solicitation of tenders of Broadband Eligible Notes pursuant to the Exchange Offer. In addition, under certain circumstances described in the Prospectus under "Description of the Exchange Offer -- Retail Solicitation Fee" the Company will pay to soliciting dealers a retail solicitation fee. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Broadband Eligible Notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.


     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON          , 2002
UNLESS EXTENDED.



     Additional copies of the enclosed material may be obtained from the Information Agent, D.F. King, at the address and telephone number set forth on the cover of the Letter of Transmittal.


                                         Very truly yours,

                                         THE BANK OF NEW YORK

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AT&T CORP. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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